The  Annual  Meeting of Stockholders was held on  March  23,
2010.

A   proposal   to   reapprove  the  2005  Equity   Incentive
Compensation Plan was approved with 39,999,398 votes for, 6,670,082 votes against, and 2,367,272 shares abstaining.